Exhibit 99.2

Ondas Holdings Inc. Announces Closing of $425 Million Offering

BOSTON, MA – October 7, 2025 – Ondas Holdings Inc. (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of autonomous aerial and ground robot intelligence and private wireless solutions through its business units Ondas Autonomous Systems (OAS) and Ondas Networks, announced today the closing of its underwritten offering of 19,560,000 shares of its common stock and, in lieu of common stock, pre-funded warrants to purchase up to 17,400,000 shares of its common stock (together “Common Stock Equivalents”). The total number of Common Stock Equivalents sold in the offering was 36,960,000. The Common Stock Equivalents are accompanied by warrants to purchase a total of 73,920,000 shares of common stock. Ondas estimates net proceeds from the offering to be approximately $407.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the common stock warrants are fully exercised on a cash basis, Ondas has the potential to raise approximately $1.5 billion in additional gross proceeds. No assurance can be given that any of the common stock warrants will be exercised.

Each Common Stock Equivalent was sold with a warrant to purchase two (2) shares of common stock, which we refer to as a common stock warrant. Each share of common stock and accompanying common stock warrant was sold together at a combined offering price of $11.50, and each pre-funded warrant and accompanying common stock warrant was sold together at a combined offering price of $11.50 (with a nominal exercise price of $0.0001 per share remaining unpaid as of the issuance date), each priced above-the-market under the rules of the Nasdaq Stock Market and representing a premium of approximately 16% to Ondas’ closing stock price on October 3, 2025 and a premium of approximately 65% to Ondas’ historical one-month VWAP. Each pre-funded warrant is exercisable immediately after the original issue date and will expire seven years from the date of issuance. Each common stock warrant has an exercise price of $20.00 per share, will be exercisable upon the Company’s receipt of stockholder approval to increase its authorized shares of common stock and will expire seven years from the date of issuance. The Company has not reserved shares of common stock underlying the common stock warrants and does not expect to effect any exercise of the common stock warrants unless and until the Company’s receipt of stockholder approval to increase its authorized shares of common stock. The common stock warrants may be cash settled after January 31, 2026, if common stock is not then available to satisfy exercises. All of the shares, pre-funded warrants and common stock warrants in the offering were sold by the Company.

Ondas intends to use the net proceeds of the offering for corporate development and strategic growth, including acquisitions, joint ventures and investments.

Oppenheimer & Co. Inc. acted as the lead book-running manager for the offering. Stifel acted as the passive book-running manager for the offering. Needham & Company, Ladenburg Thalmann & Co. Inc., Lake Street Capital Markets, LLC, Maxim Group LLC, and Northland Capital Markets acted as co-managers for the offering. H.C. Wainwright & Co., LLC served as financial advisor to Ondas.

Akerman LLP served as legal counsel to Ondas and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as legal counsel to the underwriters.

An automatic shelf registration statement on Form S-3ASR (File No. 333- 290121) relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission (“SEC”) and was automatically effective upon filing on September 9, 2025. A final prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the shares being offered may also be obtained from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com. Electronic copies of the final prospectus supplement and accompanying prospectus are also available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the intended use of net proceeds from the offering. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties relate, among other things, to fluctuations in our stock price and changes in market conditions. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts
IR Contact for Ondas Holdings Inc.
888.350.9994
ir@ondas.com

Media Contact for Ondas
Escalate PR
ondas@escalatepr.com

Preston Grimes
Marketing Manager, Ondas Holdings Inc.
Preston.grimes@ondas.com